Exhibit 99.1

Correction: Carlyle Credit Income Fund Announces Private Placement of Convertible Preferred Shares

New York – January 31, 2025 – Carlyle Credit Income Fund (the “Fund”) (NYSE: CCIF), an externally managed closed-end fund focused on investing in primarily equity and junior debt tranches of collateralized loan obligations, announced today corrections to the headline of its press release sent out on January 31, 2025.

In the release, the headline said “Carlyle Credit Income Fund Announces Private Placement of Convertible Preferred Shares and Registered Direct Placement of Common Shares”

Is corrected to read as follows:

“Carlyle Credit Income Fund Announces Private Placement of Convertible Preferred Shares”

New York – January 31, 2025 – Carlyle Credit Income Fund (the “Fund”) (NYSE: CCIF), an externally managed closed-end fund focused on investing in primarily equity and junior debt tranches of collateralized loan obligations, has entered into a Purchase Agreement with certain institutional investors for the purchase and sale of approximately 20,000 shares of the Fund’s 7.50% Series C Convertible Preferred Shares due January 2030 (the “Convertible Preferred Shares”), liquidation preference $1,000.00 per share. The Fund expects to receive net proceeds (before expenses) from the sale of the Convertible Preferred Shares of approximately $18.6 million. The offering is expected to close on or about January 31, 2025, subject to the satisfaction of customary closing conditions.

The Convertible Preferred Shares pay a quarterly dividend at a fixed annual rate of 7.50% of the liquidation preference, or $75.00 per share, per year.

The Fund is required to redeem, out of funds legally available therefor, all outstanding Convertible Preferred Shares on January 31, 2030, or the “Term Redemption Date,” at a price equal to the liquidation preference plus an amount equal to accumulated but unpaid dividends and distributions, if any, on such shares (whether or not earned or declared, but excluding interest on such dividends) to, but excluding, the Term Redemption Date.

At any time on or after July 31, 2025, at the Fund’s sole option, the Fund may redeem, from time to time, the Convertible Preferred Shares in whole or in part, out of funds legally available for such redemption, at a price per share equal to the sum of the liquidation preference plus an amount equal to accumulated but unpaid dividends, if any, on such shares (whether or not earned or declared, but excluding interest on such dividends) to, but excluding, the date fixed for such redemption.

Each holder of a Convertible Preferred Share shall have the right, at such holder’s option, to convert any such Convertible Preferred Share, at any time on or after the date six months after the issuance date of the Convertible Preferred Share (the “Convertibility Date”) and prior to the close of business on the business day immediately preceding the Term Redemption Date, into such number of common shares of beneficial interest (“Common Shares”) equal to the liquidation preference of the Convertible Preferred Share plus an amount equal to all unpaid dividends and distributions on such Share accumulated to (but excluding) the date of exercise, divided by the Conversion Price. The “Conversion Price” is the greater of (i) the market price per Common Share, the average official closing price for the five (5) trading days immediately prior to the date of exercise, or (ii) the Fund’s most recently reported net asset value per Common Share immediately prior to the date of exercise.

The Convertible Preferred Shares will not be listed on any exchange and may not be transferred without the consent of the Fund.

Additional information regarding the Convertible Preferred Shares is included in a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (“SEC”).

The Convertible Preferred Shares were offered directly to the purchasers without a placement agent, underwriter, broker or dealer.

The Convertible Preferred Shares and the Common Shares into which the Convertible Preferred Shares are convertible are being issued in reliance upon an exemption from registration under the Securities Act of 1933 (the “Securities Act”) and have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Convertible Preferred Shares, nor shall there be any sale of Convertible Preferred Shares in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

The Fund intends to use the net proceeds from the offerings to acquire investments in accordance with our investment objectives and strategies, to make distributions to our shareholders and for general working capital purposes.

About Carlyle Credit Income Fund

Carlyle Credit Income Fund (NYSE: CCIF) is an externally managed closed-end fund focused on investing in primarily equity and junior debt tranches of collateralized loan obligations (“CLOs”). The CLOs are collateralized by a portfolio consisting primarily of U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors. CCIF is externally managed by Carlyle Global Credit Investment Management L.L.C. (“CGCIM”), an SEC-registered investment adviser and wholly owned subsidiary of Carlyle. CCIF draws upon the significant scale and resources of Carlyle as one of the world’s largest CLO managers.

Web: www.carlylecreditincomefund.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There may be events in the future, however, that we are not able to predict accurately or control. You should not place undue reliance on these forward-looking statements, which speak only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors:	Media:

Jane Cai +1 (866) 277-8243 investorrelations@carlylecreditincomefund.com	Kristen Greco Ashton +1 (212) 813-4763 kristen.ashton@carlyle.com